News Release

For further information:

Hooper Holmes
Burt R. Wolder
Senior Vice President
(908) 953-6249

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Gus D. Halas Appointed to the Board of Directors of Hooper Holmes
BASKING RIDGE, N.J., April 5, 2013 -- Hooper Holmes (NYSE MKT: HH) today announced that Gus D. Halas has been appointed to the Company's Board of Directors, effective April 2, 2013.

“We are excited to have Gus join Hooper Holmes' Board of Directors,” stated Ronald V. Aprahamian, Chairman of Hooper Holmes. “Gus has successfully implemented turnaround initiatives at a number of companies throughout his career. This experience will be a valuable addition to Hooper Holmes' Board. I look forward to working with Gus to create long-term shareholder value.”

Mr. Halas is currently Chief Executive Officer and President of the Central Operating Companies at Central Garden & Pet Company (NASDAQ: CENT). In addition, Mr. Halas serves on the board of Triangle Petroleum (NYSE: TPLM) and is a senior advisor and partner of White Deer Energy, a Houston based private equity firm. From 2003 to 2009, Mr. Halas was Chairman, President and CEO of T3 Energy Services. He previously served as President and Chief Executive Officer of Clore Automotive and Marley Cooling Tower Company and held senior executive positions with a number of other companies including Ingersoll-Dresser Pump Company and Sulzer Industries.

Mr. Halas holds a BS in Physics and a BS in Economics from Virginia Polytechnic Institute.

About Hooper Holmes
Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With a presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four service lines. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Hooper Holmes Health & Wellness performs risk assessment and risk management services including biometric screenings, health risk assessments and onsite wellness coaching for wellness companies, disease management organizations, clinical research organizations and health plans. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.
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